December 7, 2021

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Together Again

On November 1, the Federal Home Loan Bank of New York launched the first phase of our Return to Office Strategy, bringing approximately half of our team back onsite. A week later, on November 8, we launched the second phase, returning nearly our entire team to our offices. That same day, we initiated our Remote Work Pilot Program, under which most of our employees will work remotely for up to two days a week through at least the end of the first quarter of 2022, with the rest of the time spent in the office – a hybrid approach that will help ensure we retain the work/life balance we have gained throughout our remote posture while still benefiting from the personal and professional growth that is created when we work together, side by side.

With our offices abuzz with activity once again, our Business Continuity Leadership Team voted on November 15 to rescind the activation of our Business Continuity Plan, officially standing us down from our Business Continuity Event posture. The Plan was initially activated on March 12, 2020, and this action put an end to our 613-day remote posture – the longest Business Continuity event the FHLBNY has endured, and the longest we hopefully ever will.

Through it all, our entire team remained committed to our mission, dedicated to serving our members, and focused on supporting each other amid as difficult a personal and professional setting as any of us have encountered. I am grateful for our team’s safe return to the office, and thankful for the work that every single one of us did during our remote posture. Collectively, we rose to this challenge as one team. Our cooperative achieved so much in the nearly two years we were apart. Now we are back together, and our ability to deliver value for our members is stronger for it.

Of course, the environment we return to is not the same one we left back in March 2020. As we saw over the summer, when the Delta variant stymied office return plans nationwide, and as we see today with the current concerns regarding the Omicron variant, the pandemic continues to create uncertainty even nearly two years in. However, throughout the pandemic, we have proven our ability to meet the needs of our members from any location, and we remain prepared to continue to meet those needs in the event a return to a remote posture is warranted.

FHLBNY Board Update

Our Board has taken its own hybrid approach to meetings since June 2021, with Directors both gathering in person in our Board Room and participating via videoconference. Throughout this period, our Board has remained active and engaged, focused on the best ways for our cooperative to support our members, our communities and our people. Over this time, the Board has been led by the steady hand of John Buran, who last month was re-elected by his fellow Directors to serve as Board Chair for a two-year term starting January 1, 2022. Mr. Buran, who is president and CEO of Flushing Bank, has been a Member Director since December 2010, and has served as Board Chair since 2018.

Our Chair vote is not the only Board-related election to report. On December 6, 2021, we announced that our membership voted to elect Thomas R. Cangemi to serve as a New York Member Director and Josie Thomas to serve as an Independent Director. Our membership also voted to re-elect Larry E. Thompson to serve as an Independent Director; Mr. Thompson currently serves as the Board’s Vice Chair and as Chair of its Risk Committee. They join Gerald L. Reeves and Carlos J. Vázquez, who we previously announced were elected and re-elected, respectively, to serve as Member Directors representing our members in New Jersey and in Puerto Rico & the U.S. Virgin Islands, respectively. Mr. Vázquez currently serves as Chair of the Board’s Technology Committee and Vice Chair of its Risk Committee. Each was the only nominee for their respective open Member Director seat and accepted their nominations; as such, no election was held. I congratulate all the winners, and look forward to both the fresh insights our newest Directors and the learned counsel our returning Directors bring to their roles. I also thank our members for participating in this year’s election, which is always an important effort.

While we are excited to welcome new Directors, we will say goodbye to two long-term members later this month. On December 16, we will mark the final Board meeting for both Gerald H. Lipkin, a Member Director who first joined our Board in 2014, and Michael M. Horn, an Independent Director who has served on our Board for a total of 30 years, nearly 10 of which as Chairman. Both Gerry and Mike have made significant impacts on our cooperative over the years, and have helped shape the institution that we are today. Their leadership and insights have been vital to both the strength and growth of our franchise, and I know I speak for our entire team and membership when I thank them for their service.

An Important Partnership Throughout 2021

The past two years have driven home the undeniable fact that the local lender is truly a vital and committed part of every community across our country, and essential in this time of crisis. This is why our partnership with our members, and our ability to provide the products, programs and grants members rely on to help meet the needs of your customers and communities, is so important.

This year may have once again challenged our ability to meet in person, but our partnership with our members is stronger than ever. Through phone calls, videoconferences, webinars and, more recently, and thankfully, member visits, we have continued to engage members throughout 2021. On December 9, I will join Adam Goldstein, our Chief Business Officer, for our final member webinar of the year – a discussion with our members on the performance of our cooperative over the past year, and how we are positioned to continue to support our members as you continue to support your customers and communities in the year ahead.

We have been proud to serve as your reliable partner in 2021, and I thank you for your business and your support of our cooperative throughout the year. My colleagues and I wish you all the best this holiday season, and we look forward to working with you to help ensure a safe and strong close to 2021 and a fresh start for a successful 2022.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.